Exhibit 99.1

CARBON FIBER TECHNOLOGY, LLC
FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

INDEPENDENT AUDITORS’ REPORT

Board of Managers

Carbon Fiber Technology, LLC

We have audited the accompanying balance sheets of Carbon Fiber Technology, LLC (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, members’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of Carbon Fiber Technology, LLC as of December 31, 2002, were audited by other auditors whose report dated January 24, 2003, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carbon Fiber Technology, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PETERSON & Co., LLP
PETERSON & Co., LLP
San Diego, California
January 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers

Carbon Fiber Technology, LLC

We have audited the accompanying statements of income, changes in members’ equity, and cash flows of Carbon Fiber Technology, LLC (the “Company”) for the year ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

January 24, 2003

CARBON FIBER TECHNOLOGY, LLC

BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$565,797	$1,804,126
Accounts receivable	1,700,149	84,777
Inventories	953,388	2,374,608
Prepaid expenses	110,831	6,893
Total current assets	3,330,165	4,270,404

PROPERTY, PLANT AND EQUIPMENT, NET	8,573,324	9,727,587

Total assets	$11,903,489	$13,997,991
LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$946,449	$383,680
Accrued expenses	238,638	221,590
Deferred revenue	—	206,196
Total current liabilities	1,185,087	811,466

MEMBERS’ EQUITY	10,718,402	13,186,525

Total liabilities and members’ equity	$11,903,489	$13,997,991

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF INCOME

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

REVENUES, NET	$11,970,500	$6,157,967	$9,181,834

COST OF SALES	11,367,128	5,857,545	8,746,948

GROSS PROFIT	603,372	300,422	434,886

OTHER INCOME (EXPENSE)	(71,495)	23,635	32,070

NET INCOME	$531,877	$324,057	$466,956

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the Years Ended December 31, 2004, 2003 and 2002

BALANCE, December 31, 2001	$15,175,512

Distributions to members	(1,780,000)

Net income	466,956

BALANCE, December 31, 2002	13,862,468

Distributions to members	(1,000,000)

Net income	324,057

BALANCE, December 31, 2003	13,186,525

Distribution to members	(3,000,000)

Net income	531,877

BALANCE, December 31, 2004	$10,718,402

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$531,877	$324,057	$466,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,152,218	1,156,436	1,152,632
(Gain) Loss on sale of equipment	79,170	—	(2,551)
Changes in operating assets and liabilities:
Accounts receivable	(1,615,372)	825,281	199,131
Inventories	1,421,220	(1,232,888)	829,388
Prepaid expenses	(103,938)	(2,620)	(3,190)
Accounts payable	562,769	44,090	99,182
Accrued expenses	17,048	(127,219)	47,111
Deferred revenue	(206,196)	206,196	—

Net cash provided by operating activities	1,838,796	1,193,333	2,788,659

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(102,125)	(43,451)	(109,070)
Proceeds from disposal of property	25,000	—	3,036

Net cash used in investing activities	(77,125)	(43,451)	(106,034)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(3,000,000)	(1,000,000)	(1,780,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,238,329)	149,882	902,625

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,804,126	1,654,244	751,619

CASH AND CASH EQUIVALENTS, END OF YEAR	$565,797	$1,804,126	$1,654,244

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Carbon Fiber Technology, LLC (a Delaware limited liability company) (the “Company”) manufactures carbon fiber for use in various applications, including aerospace, sporting goods, and other commercial applications.  The Company, which was previously a wholly owned subsidiary of Aldila Materials Technology Corporation (“AMTC”), was formed on October 29, 1999 as a joint venture between AMTC and SGL Carbon Fibers and Composites, Inc. (“SGL”).  AMTC contributed net assets with a book value of $13,275,877.  SGL purchased a 50% interest in AMTC’s carbon fiber manufacturing operations with a net book value of $6,637,939 for $6,971,934 in cash.  Accordingly, the excess of consideration paid by SGL over the net book value of the assets acquired of the carbon fiber manufacturing operations was recorded as a step-up in basis and is being depreciated over the average remaining useful life of the manufacturing equipment.  Based on their respective ownership interest of 50% in the joint venture, profit and loss are allocated equally to each member.  The Amended and Restated LLC Agreement provides that the Company is to continue until December 31, 2099 unless it is dissolved earlier, its affairs are wound up, and final liquidating distributions are made pursuant to the Amended and Restated LLC Agreement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  The recorded amounts of assets, liabilities, revenues, expenses, and related disclosures are affected by such estimates and assumptions, and actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  The Company has not historically experienced losses on such investments.

Accounts Receivable

The Company has been established to provide for the carbon fiber needs of the respective members.  Sales to third parties are permitted only after the carbon fiber requirements of each member are met.  There have been no significant sales to third parties for the years ended December 31, 2004 and 2003.  Therefore, an allowance for bad debt has not been made.

Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value.  Significantly all operating costs of the Company are directly related to the manufacturing process, and are included in the cost of inventory.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost.  Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Years

Building	39
Manufacturing equipment	5-10
Office furniture and equipment	3-10

Impairment or Disposal of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  No assets are considered to be impaired as of December 31, 2004 and 2003.

Revenue Recognition

The Company recognizes revenue when product is shipped.  In accordance with the Amended and Restated LLC Agreement and subject to modifications made by the members, the Company bills the members for fixed costs incurred on a monthly basis and bills variable costs at an agreed-upon transfer price for the period as carbon fiber is shipped.  The billings reflect an approximate 5% gross profit margin to the Company.  Periodically, the Company bills its customers for fixed costs associated with production prior to the shipment of the product.  As the Company has not completed the earning process, such amounts received for fixed cost billings paid in advance of shipment of the carbon fiber are recorded as deferred revenue.

Supplier Concentrations

The Company has one major supplier representing approximately one hundred percent (100%) of purchases of precursor which is an essential raw material.  Purchases of precursor for the years ended December 31, 2004, 2003 and 2002 amounted to $4,650,681, $2,940,652 and $3,593,044, respectively.

Income Taxes

As a limited liability company, the Company is not subject to federal and state income taxes.  The taxable income or loss of the Company is included in the income tax returns of its members.  Accordingly, the Company has made no provision for income taxes.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade accounts receivable and payable and certain accrued expenses in the financial statements approximates their fair value due to the short maturity of those investments.

Shipping and Handling Costs

Shipping and handling costs are classified as cost of sales.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.  These changes had no impact on previously reported results of operations or shareholders’ equity.

NOTE 2 – INVENTORIES

The composition of inventory is summarized as follows:

	December 31,
	2004	2003

Raw materials	$749,649	$200,437
Work in process	35,452	102,979
Finished goods	168,287	2,071,192

Inventories	$953,388	$2,374,608

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

The composition of property, plant and equipment is summarized as follows:

	December 31,
	2004	2003

Land	$140,142	$140,142
Building	5,875,818	5,850,019
Manufacturing equipment	8,245,372	8,352,930
Office furniture and equipment	54,249	49,287
Construction in progress	58,986	42,409
	14,374,567	14,434,787
Less accumulated depreciation and amortization	(5,801,243)	(4,707,200)

Property, plant and equipment	$8,573,324	$9,727,587

Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $1,152,218, $1,156,436 and $1,152,632, respectively.

NOTE 4 – ACCRUED EXPENSES

The composition of accrued expenses is summarized as follows:

	December 31,
	2004	2003

Salaries	$111,543	$101,726
Accrued bonuses	106,918	97,810
Other	20,177	22,054

Accrued expenses	$238,638	$221,590

NOTE 5 – CONCENTRATION OF CREDIT RISK

The Company maintains some of its cash in bank deposit accounts, which may be uninsured or exceed the federally insured limits.  No losses have been experienced related to such accounts.  The Company believes it places its cash with quality financial institutions and is not exposed to any significant concentration of credit risk on cash.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has been established to provide for the carbon fiber needs of the respective members.  Sales to the members, SGL and Aldila Golf Corp., an affiliate of AMTC for the year ended December 31, 2003 were $2,929,031 and $3,204,064, respectively.  Sales to SGL and Aldila Golf Corp. for the year ended December 31, 2004 were $7,002,143 and $4,726,319, respectively.  Accounts receivable due from SGL and Aldila Golf Corp. at December 31, 2003 are $54,272 and $0, respectively.  Accounts receivable due from SGL and Aldila Golf Corp. at December 31, 2004 are $1,082,612 and $413,837, respectively.

Administrative services charged by Aldila Golf Corp. to the Company were $18,292 for each of the years ended December 31, 2004, 2003 and 2002.

During the year the Company incurred a loss on the sale of machinery to SGL of $79,170.

NOTE 7 – EMPLOYEE BENEFIT PLAN

Effective January 1, 2000, the Company adopted the Carbon Fiber Technology, LLC 401(k) Savings Plan (the “Plan”) for employees of the Company.  This defined contribution plan allows employees who satisfy the age and service requirements of the Plan to contribute up to 20% of pre-tax wages, limited to the maximum amount permitted by federal law.  The Company matches 25% of the first 4% of employee contributions.  The Company’s matching contributions vest immediately for employees with four or more years of service.  For employees with less than four years of service, the Company’s matching contributions vest 25% per year.  The Company’s contributions amounted to $5,254, $5,341 and $6,458 for the years ended December 31, 2004, 2003 and 2002, respectively.